EXHIBIT 10.1

OPERATING AGREEMENT

OF

WILSONVILLE OTS LLC

BETWEEN

GRAMOR WILSONVILLE OTS LLC

AND

ROIC OREGON, LLC

ARTICLE 5	CONTRIBUTIONS; CAPITAL ACCOUNTS	9
5.1	Initial and Additional Contributions	9
5.2	Effect of Failure to Contribute	10
5.3	Guarantees	11
5.4	Maintenance of Capital Accounts	12
5.5	Tax Matters Partner	13
5.6	Subchapter K	13
5.7	Section 754	13
5.8	Depreciation	13
5.9	Return of Contributions, etc	13
5.10	Taxes of Taxing Jurisdictions	13
ARTICLE 6	ALLOCATIONS	14
6.1	Allocation of Profits and Losses	14
6.2	Limitation on Allocation of Losses	14
6.3	Special Allocations	14
6.4	Curative Allocations	16
6.5	Other Allocation Rules	16
6.6	Tax Allocations: Code Section 704(c)	17
ARTICLE 7	DISTRIBUTIONS	18
7.1	Non-Liquidating Distributions	18
7.2	Liquidating Distributions	19
7.3	General	19
7.4	Amounts Withheld	19
ARTICLE 8	ADDITIONAL MEMBERS	19
8.1	Admission of Additional Member	19
8.2	Accounting	19
ARTICLE 9	TRANSFERS OF INTERESTS	20
9.1	Restriction on Transfers	20
9.2	Permitted Transfers	20

ii

9.3	Conditions to Permitted Transfers	20
9.4	Rights and Obligations of Assignees and Assignors	20
9.5	Admission of Assignee as Substitute Member	21
9.6	Effect of Admission of Substitute Member	22
9.7	Gramor Buyout Right; ROIC Option to Purchase	22
9.8	Distributions and Allocations to Transferred Interests	23
ARTICLE 10	DISSOLUTION AND WINDING UP	24
10.1	Exercise of Voting Rights	24
10.2	Dissolution Events	24
10.3	Winding Up	24
10.4	Establishment of Trust or Reserves	25
10.5	Notices of Dissolution Event, etc	25
ARTICLE 11	BOOKS, RECORDS AND ACCOUNTINGS	25
11.1	Books and Records	25
11.2	Reports	26
11.3	Rights of Members; Inspection	27
ARTICLE 12	ADOPTION AND AMENDMENT	28
ARTICLE 13	MISCELLANEOUS	28
13.1	Application of Oregon Law	28
13.2	Construction	28
13.3	Counterparts; Facsimiles	28
13.4	Waiver of Partition	28
13.5	Execution of Additional Instruments	28
13.6	Headings	28
13.7	Heirs, Successors and Assigns	29
13.8	Notices and Consents, etc	29
13.9	Severability	29
13.10	Waivers	29
13.11	Arbitration of Disputes	29

iii

13.12	Entire Agreement	29

iv

OPERATING AGREEMENT
OF
WILSONVILLE OTS LLC

OPERATING AGREEMENT of WILSONVILLE OTS LLC, an Oregon limited liability company (“Company”), entered into by each of the Members of the Company identified on Exhibit A, and any other Persons that may hereafter become Members or successors to interests in the Company, effective as of July 14, 2010.  Capitalized terms used in this Agreement shall have the meanings ascribed thereto in Schedule A.

ARTICLE 1
ORGANIZATION AND PURPOSES OF COMPANY

1.1 Organization.  The Company was created by the execution and filing of the Articles under the Act on March 9, 2009. The Members hereby agree to conduct the Company’s business and affairs consistent with this Agreement, the Act and the Articles.

1.2 Purposes and Powers.  The primary purpose of the Company shall be to acquire, own, develop, operate, manage, lease, rent, dispose of and otherwise deal with the real property (“Project”) to be purchased by the Company pursuant to that certain Real Estate Purchase and Sale Agreement dated August 20, 2009 with Fred Meyer Stores, Inc. (“Seller”), as amended, attached hereto as Exhibit E (“Purchase Agreement”).  The Company also may engage in any other lawful business that is permitted by the Act or the laws of any jurisdiction in which the Company may do business and is approved by a Majority of the Members.  The Company shall have all powers provided for in the Act.

1.3 Partnership Tax Status; No Personal Liability.  Although the Members intend for the Company to be a partnership for state and federal income tax purposes, the Company is an Oregon limited liability company and not a general or limited partnership.  No Member or Manager shall have personal liability for any Company operations, debts, obligations or liability merely as a result of being a Member or Manager.

1.4 Real Estate Investment Trust.  The Members and Manager agree and acknowledge that one of the Members, or an affiliated related entity, is a real estate investment trust under applicable law (the “REIT Member”).  Each Member, other than the REIT Member, shall (and each shall cause each of its Affiliates to) take any action (and refrain from taking any action) as reasonably requested by the REIT Member, that the REIT Member, in good faith, believes is necessary or advisable in order to protect the status of the REIT Investor as a REIT; it being agreed by each such Member that the REIT Investor and its Affiliates are third-party beneficiaries of the provisions of this Section 1.4, and accordingly shall have, and be permitted to enforce, all corresponding rights, interest and claims under and pursuant to this Section 1.4 and be entitled to any and all benefits under and pursuant to this Section 1.4.

ARTICLE 2
MANAGEMENT

2.1 Management by Manager.  Pursuant to the Articles, the Company is manager-managed.  The Company shall have one Manager, who may but need not be a Member.  The Members hereby appoint Gramor as the initial Manager.  The Manager shall devote to the Company and apply to the accomplishment of Company purposes so much of the Manager’s time and attention as in the judgment of the Manager is reasonably necessary to manage and operate properly and prudently the business and affairs of the Company.

2.2 Authority of Manager.  Except for Major Decisions, or as otherwise provided in this Agreement, the management of the business and affairs of the Company, including all of its day-to-day activities, shall be undertaken exclusively by the Manager.  No Member in the capacity of member shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

2.3 Responsibilities of the Manager.  The Manager shall do all things reasonably necessary to finance, market, operate and maintain the Project.

2.4 Authority and Duties of the Manager.  Subject to Sections 2.5, 2.6 and 2.7, the following matters shall be considered day-to-day activities that may be approved and undertaken by the Manager without a vote of the Members:

(a) Acquire the Property on behalf of the Company and negotiate, finalize and execute documents necessary to acquire the Property on the terms and conditions set forth in the Purchase Agreement;

(b) Following substantial completion of construction of the Project, prepare and submit annual Operating Budgets to the Members for approval as provided in Section 2.5;

(c) Manage the land use and entitlement process for the Property and the Project;

(d) Prepare budgets and undertake action in accordance with the terms of an Approved Budget, including without limitation the payment of all obligations of the Company;

(e) Except as otherwise provided in this Agreement, engage in making contracts, incurring liabilities with respect to the Project in accordance with an Approved Budget;

(f) Engage in the management of all marketing and leasing and sales efforts with respect to the Project or any portion thereof;

(g) Establish and manage the Company’s bank accounts;

(h) Obtain and maintain policies of insurance that are commercially reasonable, both during the construction of the Project and thereafter during the operations of the Project, including general liability insurance, casualty loss replacement cost insurance in the full replacement cost of the Project (including earthquake coverage), with commercially reasonable coverage limits, inflation protection endorsement and deductibles;

(i) Cause the Company’s certified public accountants to prepare the Company’s tax returns (or any extensions thereof), including any Federal, State of local tax returns required to be filed by the Company; the Manager shall furnish each Member within forty-five (45) days of the end of each fiscal year or as soon thereafter as such information is available from the Company a copy of the Federal tax returns, all State returns, and such information as may be needed to enable such Member to file its Federal income tax return and any required State income tax return; the Manager shall cause the Company to pay, out of available cash flow and other assets of the Company, any taxes payable by the Company; and

(j) Sell the residential parcel of approximately one acre in accordance with the Approved Budget; provided, however, that the Manager shall consult with the Members regarding the terms of sale prior to entering into an agreement to sell such property.

2.5 Major Decisions.  The Manager shall use diligent efforts to keep the Members fully informed regarding all material matters relating to the Company and its operation and assets and shall promptly inform the Members of any major or significant or material Company matters including all Major Decisions so that the Members may exercise their rights under this Agreement. Notwithstanding any other provisions of this Agreement, each of the following matters (“Major Decisions”) shall require the approval of a Majority of the Members, and in any event the consent of ROIC, unless a greater percentage is set forth below:

(a) Approval of acquisition, construction or permanent financing for the Project;

(b) Any distribution of cash or property to Members except in accordance with ARTICLE 7;

(c) Admission of any Additional Member or Substitute Member to the Company;

(d) Engaging in any transaction between the Company, on one hand, and the Manager or a Member, or any Affiliate of the Manager or a Member, on the other hand, except as expressly contemplated by this Agreement or approved by the Members in accordance with this Agreement;

(e) Except as provided in Section 2.6, commence any lawsuit or other dispute resolution procedure, including arbitration, on behalf of the Company, or settle or take any other significant action in a lawsuit or other dispute resolution procedure to which the Company is a party, except in any such case for lawsuits or other dispute resolution procedures in the ordinary course to enforce tenant leases, collect rents and the like.

(f) Any changes or modification with respect to the zoning, development or use of the Property that would materially change the scope and design of the Project;

(g) Entry into any partnership, joint venture, limited liability company or any other entity;

(h) Assuming or incurring any debt or liability not in accordance with an Approved Budget, including without limitation, any Project financing not contemplated in an Approved Budget;

(i) Any modification of the Development Budget that results in an overall increase in the “hard costs” set forth in the Development Budget, provided, however, that changes and reallocations to line items in the Approved Budget to reflect actual savings or use of the contingency shall not require Member approval;

(j) Approval of annual Operating Budgets or any material modification of any Approved Budget;

(k) Approval of all leases and the form lease to be used for the Project tenants; provided, however, that if ROIC fails to respond to a request for approval of a lease within ten (10) days after receipt, ROIC shall be deemed to have approved such lease;

(l) Call for any Additional Contributions to the Company; and

(m) Any action in contravention of this Agreement, unless a higher level of consent is required (in which case the consent required to approve such action shall be required to approve the contravening act); and

2.6 ROIC Approval.  ROIC shall be solely responsible for making decisions and approving the following items on behalf of the Company:

(a) The decision to terminate the Manager for Cause under this Agreement;

(b) the decision to pursue a claim against the Manager;

(c) appointment of a replacement Manager;

(d) Approval of any amendment to the Development Agreement, the Management Agreement or any agreement with an Affiliate of the Manager;

(e) the decision to enforce the Company’s rights under the Development Agreement, pursue a claim against the Developer or to terminate the Developer pursuant to the terms of the Development Agreement;

(f) the decision to enforce the Company’s rights under the Management Agreement, pursue a claim against the property manager or to terminate the property manager pursuant to the terms of the Management Agreement; and

(g) the decision to enforce the Company’s rights under any other agreement with the Manager or an affiliate of the Manager.

2.7 Unanimous Decisions.  Notwithstanding any other provision of this Agreement, each of the following matters shall be submitted to a vote of Members for approval.  Approval shall require the affirmative vote of all Members as to:

(a) Dissolution or liquidation of the Company;

(b) Merging or consolidating the Company with any other entity;

(c) Any action that would change the nature of the business of the Company or make it impossible for the Company to operate in the ordinary course of business;

(d) Approval of any loans that will be recourse to all of the Members;

(e) Executing or delivering any general assignment of assets for the benefit of creditors of the Company; and

(f) Filing or consenting to the filing of any proceeding under any state or federal bankruptcy or debt-release statute for the Company.

2.8 Construction Financing.  ROIC, or an Affiliate of ROIC, shall have a first right to provide construction financing to the Company on commercially reasonable terms acceptable to the Manager and the other Member, (ii) if ROIC or its Affiliate does not propose the terms of any construction financing for the Company in a timely manner, the Members shall not unreasonably withhold their approval of any construction loan or refinancing loan that is thereafter proposed by the Manager that is on commercially reasonable terms, (iii) each Member shall promptly respond (meaning within not more than 10 Business Days) in writing to any request for approval of any construction loan or any refinancing loan and (iv) the failure by ROIC to comply with the requirements of clauses (ii) and (iii) with respect to any construction loan proposed by the Manager in accordance with clause (iii) shall constitute a “Construction Loan Impasse”;

2.9 Development Agreement.  The Company will enter into a Development Agreement with Gramor Development, Inc., an Affiliate of Gramor, substantially in the form attached as Exhibit B (“Development Agreement”), pursuant to which Gramor Development,

Inc. will proceed with the development of the Project in accordance with the Development Budget attached as Exhibit C.  Pursuant and subject to the conditions contained in the Development Agreement, Gramor Development, Inc. will be entitled to $500,000 in development management fees payable in $33,333 increments over a fifteen (15)-month period as provided therein and to the payment to it by the Company of an additional $200,000 of development management fees in a lump sum either (a) immediately following the distribution by the Company of all accrued and previously undistributed Preferential Return on Capital in accordance with Section 7.1 or (b) immediately prior to and in connection with the closing of any purchase by ROIC under the option provided for in Section 9.7(b), whichever is earlier.

2.10 Property Management Agreement.  The Manager or an Affiliate shall act as the property manager of the Project on the terms and subject to the conditions contained in a Property Management Agreement substantially in the form attached as Exhibit D.

2.11 Failure of Closing to Occur.  In the event that the closing of the acquisition of the Real Estate shall not occur, subject to extension as agreed upon between the Company (which extension shall require the approval of ROIC to any date after December 31, 2010) and Seller, then:  (1) the Company shall engage in no other activities, (2) Gramor shall cause the dissolution and orderly liquidation of the Company (subject to enforcing the Company’s rights under the Purchase Agreement for the return of any deposit), and (3) each of Gramor and ROIC shall bear its own out-of-pocket costs; provided, however, that, notwithstanding the foregoing (x) if the failure to close is caused by facts or circumstances that constitute a breach or default of a Member or an Affiliate under this Agreement or the Development Agreement, then such Member shall reimburse the other Member for its costs and expenses under or in connection with this Agreement, and, without limitation on the foregoing, shall bear 100% of any forfeited deposit under the Purchase Agreement and neither such defaulting Member nor any Affiliate thereof shall pursue the acquisition of any interest in the Property for the 24-month period after the dissolution of the Company, and (y) if clause (x) does not apply and if a Member or an Affiliate acquires an interest in the Property without the other Member or an Affiliate, or assigns or sells rights to acquire an interest in the Property to a third party, on or before the date that is twelve (12) months after the dissolution of the Operating Company and the Company, then the acquiring or assigning Member shall bear 100% of all acquisition costs and all legal costs of formation and shall promptly reimburse the other Member and its Affiliates for any such costs paid or incurred by them.

2.12 Resignation or Removal of Manager.  The Manager shall serve until the Manager resigns as Manager by written notice to the Members or is removed for Cause pursuant to Section 2.6(a).  The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice.  Unless otherwise specified in any notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.  The resignation or removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager in any capacity as a Member.

Any vacancy in the position of Manager shall be filled by appointment by ROIC except as otherwise provided in Article 12.  “Cause” shall mean:

(a) fraud, deceit, breach of trust, misappropriation of any funds of the Project or of the Company, comingling of any such funds with Manager’s own Funds or funds held by others, or breach of its fiduciary duties as Manager under this Agreement;

(b) failure to comply with the terms, conditions, covenants or provisions of this Agreement within fifteen (15) days after written notice from Company stating with reasonable particularity the failure of performance by Manager or if such failure cannot be fully cured in such fifteen (15) day period, failure to commence cure within such fifteen (15) day period and thereafter diligently and promptly to proceed to cure as soon as possible but in no event longer than ninety (90) days after the effective date of the notice;

(c) filing of a voluntary petition in bankruptcy or the filing of an involuntary petition of bankruptcy and the failure to secure a dismissal of such petition within thirty (30) days after filing.

2.13 Compensation and Reimbursement of Manager.  Except as may otherwise be agreed from time to time by a Majority of the Members, the Manager shall not receive any compensation for services provided with respect to the Project pursuant to this Agreement.  Provided that the expenses are included in the Approved Budget, the Manager shall be reimbursed on a monthly basis, or such other basis as the Manager may reasonably determine, for all out-of-pocket expenses the Manager incurs on behalf of the Company, including without limitation in connection with the formation and organization of the Company and amounts paid by the Manager to any Person to perform services for the benefit of the Company.  To the extent that the expenses are included in the amounts paid to Gramor pursuant to Section 5.1(b) they shall not be eligible for reimbursement under this Section 2.13.

2.14 Indemnification.  To the fullest extent provided or allowed by the laws of Oregon, the Company shall indemnify the organizer, the Manager, the tax matters partner and each Member from and against all costs, losses, liabilities, damages, claims and expenses (including, without limitation, attorneys’ fees and costs as incurred on trial and on appeal) incurred in the capacity of organizer, manager (or as an agent thereof), tax matters partner or member or in any other capacity on behalf of the Company, including, without limitation, claims arising from any such Person’s actions or inactions taken or omitted as an organizer, manager (or an agent thereof), tax matters partner or a member or in any other capacity in furtherance of the business or affairs of the Company, whether taken prior to or subsequent to the formation of the Company; provided that the foregoing shall not eliminate or limit the Manager’s or a Member’s liability for:

(a)           Any breach of the duty of loyalty to the Company or the Members as described in this Agreement;

(b)           Acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

(c)           Any unlawful distribution under the Act; or

(d)           Any transaction not expressly approved or ratified by a Majority of the Members or permitted under this Agreement from which the Manager derives an improper personal benefit.

2.15 Signature Authority.  The signature of the Manager shall be necessary and sufficient to bind the Company, and a copy of this Agreement may be shown to the appropriate parties in order to confirm the same.

ARTICLE 3
RIGHTS OF MEMBERS

3.1 Voting Rights.  All Members with a voting interest (other than a Member that, pursuant to Section 5.2(b) or Section 9.4(b), has ceased to be entitled to vote) shall be entitled to vote on or consent to any matter submitted to a vote of, or requiring consent from, the Members.  A Member entitled to vote may exercise by vote or consent that number of votes set forth with respect to such Member on Exhibit A.

3.2 Approval of Members.  Any action or transaction that requires the approval of the Members under the Act, the Articles or this Agreement shall be authorized upon the affirmative vote, implementing action or written consent of a Majority of the Members, unless either this Agreement or the Articles expressly imposes a higher standard for approval by the Members, in which case the specified approval of the Members shall be required for such action or transaction. Any Member (including the Manager) that has an interest in the outcome of a matter submitted to the Members for a vote may vote and have such vote as a Member counted upon such matter.

3.3 Meetings; Other Action by Members.  Any Member or Manager may call a meeting of the Members on at least 10 and not more than 30 days’ prior written notice specifying the time and place.  The latter shall be either the principal executive office of the Company or such other place within the Portland metropolitan area as is specified in the notice of such meeting given by such Member or Manager.  Members may participate in or conduct meetings through telephonic or other means of communication by which all Members (or proxy holders) participating may simultaneously communicate with each other.  Members may take any action without a meeting, either by written consent describing the action taken or by implementing action (including but not limited to execution of documents), effective as of the date of signature by the necessary Members or such other date as is set forth therein.  Any such consent or evidence of implementing action shall be maintained in the Company records. The attendance of a Member at a meeting shall constitute a waiver of objection to lack of notice or defective notice of the meeting, unless the Member objects at the beginning of the meeting to holding the meeting or transacting business at the meeting.  A waiver of notice by a Member, given either before or after a meeting, shall be equivalent to the giving of notice of the meeting to such Member.  There shall be no quorum requirement for any meeting of Members but any action that requires a vote of Members shall be approved at a meeting only upon receiving the vote of a Majority of the Members or such other vote as is required under the Articles or this Agreement.  Action not within the purposes described in a meeting notice may be taken at the meeting provided that such action is approved at the meeting by a Majority of the Members or such other greater vote as is required under the Articles or this Agreement.

3.4 Withdrawal.  Notwithstanding any provision of the Act to the contrary, no Member has the power to withdraw voluntarily from the Company.  A Member that purports to withdraw voluntarily from the Company prior to any dissolution of the Company shall be in breach of this Agreement, shall be liable to the Company for any damages arising directly or indirectly from such purported withdrawal, shall cease to be a Member but shall continue to hold Economic Rights in the Company as an Assignee, and shall not be entitled to any distribution from the Company by reason of such withdrawal.

ARTICLE 4
CONFLICTS OF INTEREST

4.1 Duty of Loyalty.  The Manager and each Member may engage in other business activities and may pursue business opportunities competitive with the business and operations of the Company without presenting any such opportunity to the Company or the Members, and the Company, the Manager and each Member hereby waives any right or claim to participate therein. Notwithstanding the foregoing, however, unless otherwise expressly approved or ratified by a Majority of the Members or otherwise permitted under this Agreement, the Manager and each Member shall account to the Company and hold as trustee for the Company any benefit or any profits derived by such Member or Manager from any transaction connected with the formation, conduct or winding up of the Company or from any use of Company Property by such Member or Manager not permitted under this Agreement, including, without limitation, any information developed for the Company or any opportunity expressly offered to the Company.

4.2 Loans and Other Transactions with Company.  The Company may borrow money or transact other business with the Manager or a Member as permitted under this Agreement or, if not expressly permitted, with the approval of a Majority of the Members. The rights and obligations of a Member or Manager that lends money to or transacts business with the Company in accordance with the foregoing shall be the same as those of a Person that is not a Member or Manager, subject to other applicable law.  No transaction with the Company shall be voidable solely because a Member or a Manager has a direct or indirect interest in the transaction if the transaction is expressly permitted by this Agreement or is approved or ratified as provided either in this Agreement or in the Act.

ARTICLE 5
CONTRIBUTIONS; CAPITAL ACCOUNTS

5.1 Initial and Additional Contributions.  The Members will have the following Contribution obligations to the Company:

(a) In connection with Gramor’s execution and delivery of this Agreement, Gramor is assigning its right to purchase the real estate pursuant to the Purchase Agreement.  Gramor has conducted the due diligence on the real estate to be acquired for the Project and represents and warrants that the statements set forth on Schedule 5.1(a) are true and correct as of the date of this Agreement and will be true and correct as of the closing date for the acquisition of the real property pursuant to the terms of the Purchase Agreement.

(b) In connection with ROIC’s execution and delivery of this Agreement, ROIC shall contribute to the Company the amount set forth on Exhibit A as the amount of ROIC’s beginning Contribution and initial Capital Account, which is an amount equal to 95% of the out-of-pocket costs and expenses incurred by Gramor for purposes of the Company and the Project prior to the date of this Agreement, it being agreed that upon such Contribution the Company shall distribute such amount to Gramor in reimbursement for 95% of such costs and expenses.  Schedule 5.1(b) sets forth the detail of the out-of –pocket costs and expenses incurred and paid by Gramor for the purposes of the Company.  ROIC shall not become a Member or have any interest under this Agreement unless and until ROIC makes such Contribution.  Following such Contribution by ROIC and distribution to Gramor, the Members shall have the initial Capital Accounts set forth on Exhibit A reflecting the 5% of such costs and expenses funded by Gramor (which shall be deemed to be a beginning Contribution by Gramor) and the 95% of such costs and expenses funded by ROIC.  The Preferential Return on Capital shall be calculated on Gramor’s Contribution from the date of this Agreement rather than the date of the expenditure of such funds for pre-development costs and expenses.

(c) Upon any call of the Manager from time to time under this Section 5.1(b), the Members will make cash Contributions to the Company in the proportions of 95% from ROIC and 5% from Gramor of the amount specified by the Manager; provided that the aggregate amount called for and contributed by the Members under this Section 5.1(b) shall not exceed $5,000,000 minus the amount of the beginning Contributions made as provided in Section 5.1(a).  All Contributions by the Members under Section 5.1(a) and this Section 5.1(b) shall constitute “Initial Contributions.”  In connection with any call by the Manager under this Section 5.1(b), the Manager shall give notice to each Member of the amount called at least 10 Business Days before the date specified in such notice as the due date for such Contribution.

(d) After the completion of the funding of the Initial Contributions, the Manager may, with the approval of a Majority of the Members, call for additional Contributions by the Members by a notice given to each Member at least 10 Business Days before the date the called-for Contribution is specified in such notice to be due.  Any such Contributions shall be made in the proportions of 95% by ROIC and 5% by Gramor and shall constitute “Additional Contributions.”

(e) Except as otherwise provided in Section 5.2(b), if applicable, a Preferential Return on Capital will accrue on all Contributions for purposes of determining amounts allocable and distributable to the Members in accordance with Articles 6 and 7.

5.2 Effect of Failure to Contribute.  If any Member fails to contribute such Member’s proportionate share of any Initial Contributions or Additional Contributions called for by the Manager in accordance with Section 5.1(b) or Section 5.1(c) within the time period for making the same specified in the capital call, such Member shall be in default and any fully contributing Member with respect to such Contribution may, but shall not be required to, make up any or all of such shortfall.  Any Member so contributing more than its percentage share of any such Contribution may elect in writing at the time of funding any portion of the shortfall to treat the amount funded by the contributing Member either as a Contribution to the Company or as a loan to the defaulting Member, with the following consequences:

(a)           If such Member elects Contribution treatment, a Preferential Return on Capital but at a rate of eighteen percent (18%) per annum will apply to the portion of the Contribution made by such Member to cover any of the shortfall; or

(b)           If such Member elects loan treatment, the amount contributed to the Company on behalf of the defaulting Member shall be treated as a loan to the defaulting Member and a deemed Contribution by such Member and shall not bear any Preferential Return on Capital.  Any such loan shall bear interest at a rate per annum equal to eighteen percent (18%) per annum and shall be secured by a grant to the fully contributing Members of a security interest in the defaulting Member’s interest in the Company, which security interest (i) is hereby granted without more, effective in each case as of the date of each and every such loan, and (ii) may be evidenced by a UCC filing made by the fully contributing Member with a copy to the defaulting Member.  The defaulting Member may repay such loan at any time in whole or in part without penalty but with accrued and unpaid interest thereon.  During the term of any such loan, all distributions of cash from the Company allocable to the defaulting Member shall, on behalf of the defaulting Member, be distributed to the fully contributing Member until such time as all principal and interest on the loan has been paid in full.  During such loan term, the voting rights of the defaulting Member under this Agreement or the Act shall be suspended as contemplated by Section 3.1.

5.3 Guarantees.  ROIC and Gramor and, if required by any third-party lender, Barry Cain, will provide any necessary guarantees of both the construction financing and the carve-outs from any permanent non-recourse financing.  Any such financing shall contemplate the possible purchase of the interest of Gramor by ROIC or its designee pursuant to the option provided for in Section 9.7(b) and provide for a release of Gramor and any Affiliate from any guarantee provided by the same if and when any such purchase occurs.  In the event of any call on any such guarantee, ROIC shall be responsible for paying 95% of the amount called on the guarantee and

Gramor (with, if applicable, Barry Cain) shall be responsible for paying 5% of the amount called on the guarantee.  If either ROIC or Gramor pays more than its percentage share under the guarantee, the other will have a right of contribution with respect to excess amount paid.  Any amount paid by ROIC or Gramor either under the guarantee or under the contribution arrangement provided for in the foregoing sentence will be treated as an Additional Contribution by the Member obligated to pay the same and shall accrue a Preferential Return on Capital when paid thereby either directly under the guarantee or pursuant to the right of contribution provided for in this Section 5.3.

5.4 Maintenance of Capital Accounts.  The Company shall establish and maintain Capital Accounts with respect to each Member in accordance with the following:

(a)           Each Member’s Capital Account shall be increased by such Member’s Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to IRC § 704(b) and the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(b)           Each Member’s Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any Company Property (other than cash) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to IRC § 704(b) and the amount of any liabilities of such Member assumed by the Company or secured by any property contributed by such Member to the Company if not otherwise taken into account in computing the amount of any Contribution by the Member.

(c)           If the Company at any time distributes any of its assets in-kind to any Member, the Capital Accounts shall be adjusted to account for that Member’s allocable share (as determined under Article 6) of the Profits or Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

(d)           Upon a Transfer of all or a portion of a Member’s Economic Rights in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the Member to the extent such Capital Account relates to the Transferred interest.

(e)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation § 1.704-1(b) and shall be interpreted and applied in a manner consistent therewith.  If the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any adjustments thereto (including, without limitation, adjustments relating to liabilities secured by Contributions or distributed property or to liabilities assumed by the Company or Members), are computed in order to comply therewith, the Manager may make any such modifications but only if such modifications are not likely to have a material effect on the amounts distributed to any Member pursuant to Article 10 upon the dissolution of the Company.  The Company may with the approval of the Manager also make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulation § 1.704-1(b)(2)(iv)(q), and make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulation § 1.704-1(b).  In determining the amount of any liability for purposes of Sections 5.4(a) and 5.4(b), there shall be taken into account IRC § 752(c) and any other applicable federal tax provisions.  Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or as otherwise personally obligating any Member to make any contribution not expressly provided for by this Agreement or called for in accordance with this Agreement.

5.5 Tax Matters Partner.  The Manager shall from time to time designate one of the Members to act as the tax matters partner of the Company pursuant to IRC § 6231(a)(7).  Gramor shall be the tax matters partner until any subsequent appointment in accordance herewith. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of IRC § 6223 and shall otherwise act in compliance with the provisions of this Agreement.  Gramor shall deliver all tax returns to the Members for their review prior to filing.

5.6 Subchapter K.  No election shall be made by the Manager or any Member to cause the Company to be excluded from the application of the provisions of IRC Subchapter K.

5.7 Section 754.  The Manager may cause the Company to file an election under IRC § 754 to cause the basis of Company Property to be adjusted for federal income tax purposes as provided in IRC §§ 734 and 743.

5.8 Depreciation.  The Company shall use for federal and state income tax purposes any reasonable method of depreciation selected by the Manager.

5.9 Return of Contributions, etc.  No Member shall have the right to withdraw or be repaid any Contribution except as provided in this Agreement.  Each Member shall look solely to the assets of the Company for the return of Contributions and shall have no right or power to demand or receive any specific Property from the Company in any case in which the Member is entitled to any Company Property.  No Member shall have priority over any other Member as to the return of Contributions or the receipt of distributions or allocations.  The Members shall be entitled to the Preferential Return on Capital in accordance with the terms of this Agreement but no interest shall accrue on any Contribution or the balance in any Capital Account.

5.10 Taxes of Taxing Jurisdictions.  To the extent that the laws of any taxing jurisdiction require, each Member requested to do so by the Manager or any other Member will submit an agreement indicating that the Member will make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member’s income and any interest and penalties assessed on such income.  If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalty and interest determined under the laws of the taxing jurisdiction with respect to such income.  Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article 7.  The Company may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing jurisdiction, in which case the Company shall inform the Members affected thereby of the amount of such tax interest and penalties so paid.

ARTICLE 6
ALLOCATIONS

6.1 Allocation of Profits and Losses.  Except as provided in Section 6.2 and after giving effect to any special allocations under IRC § 704(b) and Sections 6.3 through 6.6, to the extent applicable, Profits and Losses for any Fiscal Year shall be allocated to the Members as follows:

(a) First, to the extent that cash is distributed to a Member with respect to accrued Preferential Return on Capital, there shall be allocated to such Member, in the Fiscal Year of the distribution or as soon thereafter as is possible, Profits in an amount up to but not exceeding the amount of Distributed but Unmatched Preferential Return (as hereinafter defined) as of the end of such Fiscal Year.  Each allocation of Profits shall be made in proportion to the Distributed but Unmatched Preferential Return as of the end of the Fiscal Year of the Members entitled to receive the allocation.  For purposes of this Section 6.1(a), the term “Distributed but Unmatched Preferential Return” means Preferential Return on Capital that has been distributed but has not at any time been matched by a allocation under this Section 6.1(a); and

(b) Second, in the case of Profits, to each Member in an amount up to, but not exceeding, the aggregate amount of Losses previously allocated to that Member in accordance with the second sentence of Section 6.2; and

(c) Third, in the case of Profits or Losses, to each Member in accordance with Percentage Interests

6.2 Limitation on Allocation of Losses.  Losses allocated to a Member pursuant to Section 6.1(c) shall not exceed the maximum amount of Losses that can be so allocated without causing that Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  If some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.1(c), the foregoing limitation shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Regulation § 1.704-1(b)(2)(ii)(d).

6.3 Special Allocations

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this ARTICLE 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this ARTICLE 6, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 6 have been tentatively made as if this Section 6.3(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of

(1)           the amount such Member is obligated to restore pursuant to any provision of this Agreement, and

(2)           the amount such Member is deemed to be obligated to restore pursuant to the next to the last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE 6 have been made as if Section 6.3(c) hereof and this Section 6.3(d) were not in the Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their Percentage Interests.

(f)           Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)           Allocations Relating to Taxable Issuance of Company Interests.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

6.4 Curative Allocations.  The allocations set forth in this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.4.  Therefore, notwithstanding any other provision of this ARTICLE 6 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Agreement.  In exercising discretion under this Section 6.4, the Manager shall take into account future Regulatory

Allocations under this Agreement, although not yet made, that are likely to offset other Regulatory Allocations previously made under this Agreement.

6.5 Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, quarterly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           In making any allocation among the Members of income or gain from the sale or other disposition of Company Property, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions shall be allocated among those Members who were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in proportion to the amount of such cost recovery deductions or other deductions previously allocated to them.

(c)           The Members are aware of the income tax consequences of the allocations made by this ARTICLE 6 and hereby agree to be bound by the provisions of this ARTICLE 6 in reporting their shares of Company income and loss for income tax purposes.

(d)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company Profits are equal to their respective Percentage Interests.

(e)           To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Managers shall endeavor to treat distributions of Net Cash From Operations or Net Cash From Sales or Refinancings as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

6.6 Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value.

In the event the Gross Asset Value of any Company asset is adjusted as provided on Schedule A, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE 7
DISTRIBUTIONS

7.1 Non-Liquidating Distributions.  The Company shall from time to time distribute Net Operating Cash Flow or Net Cash From Sales or Refinancings to the Members in accordance with the following at such times and in such amounts as the Manager determines to be appropriate; provided that before making any distribution under either Section 7.1(a)(iii) or Section 7.1(b)(iii), the Company shall first have paid Gramor Development, Inc. all development management fees owed it under the Development Agreement (except the Final Fee), as provided in and subject to Section 4.1 thereof:

(a)           In the case of Net Operating Cash Flow:

(i)	First, to the Members, pro rata, up to the amount of accrued but previously undistributed Preferential Return on Capital on unreturned Initial Capital Contributions;

(ii)	Second, to the Members, pro rata, up to the amount of accrued but previously undistributed Preferential Return on Capital on unreturned Additional Contributions;

(iii)	Third, to the Members, pro rata, in return of their Additional Contributions to the extent not previously returned through distributions hereunder; and

(iv)	Fourth, to the Members in accordance with their Percentage Interests.

(b)           In the case of Net Cash From Sales or Refinancings:

(i)	First, to the Members, pro rata, up to the amount of accrued but previously undistributed Preferential Return on Capital on unreturned Initial Capital Contributions;

(ii)	Second, to the Members, pro rata, up to the amount of accrued but previously undistributed Preferential Return on Capital on unreturned Additional Contributions;

(iii)	Third, to the Members, pro rata, in return of their Additional Contributions to the extent not previously returned through distributions hereunder;

(iv)	Fourth, to the Members, pro rata, in return of their Initial Contributions to the extent not previously returned through distributions hereunder; and

(v)	Fifth, to the Members in accordance with their Percentage Interests.

7.2 Liquidating Distributions.  Notwithstanding the provisions of Section 7.1, if the Company is dissolved and its business and affairs are wound up, distributions shall be made pursuant to Section 10.3.

7.3 General.  No Member shall have the right or power to demand or receive a distribution in a form other than cash, and no Member shall be required or compelled to accept a distribution of any asset in kind to the extent that the interest distributed would exceed the Member’s pro rata share of operating or liquidating distributions, as the case may be.  No Member shall have the right to receive interest on any distribution to the Member by the Company.  Notwithstanding anything contained in this Agreement or the Articles to the contrary, no distribution shall be made to a Member in violation of the Act.

7.4 Amounts Withheld.  All amounts withheld pursuant to any provision of any federal, state or local tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts distributed to the Members pursuant to this Article 7 for all purposes under this Agreement.  The Company is authorized to withhold from distributions, or with respect to allocations, and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to any federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE 8
ADDITIONAL MEMBERS

8.1 Admission of Additional Member.  One or more Additional Members may be admitted if the Manager and a Majority of the Members consent to any such admission. Any Additional Member shall make such Contribution as is agreed upon in writing by the Company and the Additional Member, which writing shall specify the value of the Additional Member’s Contribution, the time for making such Contribution and the respective Percentage Interest of each Member following such Contribution.  Each of the Members acknowledges and agrees that it is intended that any dilution of Percentage Interests arising out of the admission of any Additional Member will be proportionate among the Members based on their Percentage Interests immediately preceding such admission.  Notwithstanding the foregoing, a Person shall not become an Additional Member unless and until such Person becomes a party to this Agreement as a Member by signing a counterpart signature page to this Agreement and executing such documents and instruments as the Manager may reasonably request to confirm such Person as a Member in the Company and such Person’s agreement to be bound by the terms and conditions of this Agreement.

8.2 Accounting.  No Additional Member shall be entitled to any retroactive allocation of any income, gain, loss or deduction of the Company.  The Company may at the time an Additional Member is admitted close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of income, gain, loss or deduction to an Additional Member for that portion of the Company’s tax year in which such Member was admitted in accordance with the provisions of IRC § 706(d) and the federal tax regulations thereunder.

ARTICLE 9
TRANSFERS OF INTERESTS

9.1 Restriction on Transfers.  Except as otherwise permitted by Section 9.2, no Member or Assignee shall Transfer all or any portion of such Person’s interest in the Company. Any purported Transfer not permitted under Section 9.2 shall be null and void and of no force or effect whatsoever.

9.2 Permitted Transfers.  Subject to the conditions and restrictions set forth in Sections 9.3 and 9.4, a Member or Assignee may at any time Transfer all or any portion of such Person’s interest in the Company either (a) to any other Member or as otherwise permitted under Section 9.7 or (b) with the consent of a Majority of the Members (which may be withheld in the sole and absolute discretion of any Member), to any other transferee.

9.3 Conditions to Permitted Transfers.  A Transfer shall not be permitted under Section 9.2 unless and until the following conditions are satisfied:

(a)           The Assignor and Assignee have executed and delivered to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement.

(b)           The Assignor and/or Assignee have reimbursed the Company for all costs and expenses that the Company reasonably incurs in connection with the Transfer.

(c)           The Assignor and Assignee have provided to the Company the Assignee’s taxpayer identification number, sufficient information to determine the Assignee’s initial tax basis in the interest Transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any interest Transferred until it has received such information.

9.4 Rights and Obligations of Assignees and Assignors.

(a)           A Transfer by any Member or other Person shall not itself dissolve the Company or, except as otherwise provided in this Agreement, entitle the Assignee to become a Member or exercise any rights of a Member, including, without limitation, any Management Rights.

(b)           A Transfer by any Member, including, without limitation, any involuntary Transfer, shall eliminate the Member’s power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest shall not be counted as outstanding in proportion to the extent of the interest Transferred. The Transfer shall also eliminate the Member’s entitlement to any Management Rights associated with the Transferred interest, including without limitation rights to information, but shall not cause the Member to be released from any liability to the Company solely as a result of the Transfer.

(c)           An Assignee not admitted as a Substitute Member shall be entitled only to the Economic Rights with respect to the interest Transferred and shall have no Management Rights (including, without limitation, rights to any information or accounting of the affairs of the Company or to inspect the books or records of the Company) with respect to the interest Transferred, other than the right to receive such information as the Assignee may reasonably require for tax purposes.  If the Assignee becomes a Substitute Member, the voting rights associated with the interest Transferred shall be restored and be held by the Substitute Member along with all other Management Rights with respect to the interest Transferred.  The Assignee shall have no liability as a Member solely as a result of the Transfer.

(d)           If a court of competent jurisdiction charges an interest in the Company with the payment of an unsatisfied amount of a judgment, to the extent so charged the judgment creditor shall be treated as an Assignee.

9.5 Admission of Assignee as Substitute Member.  Any transferee already a Member shall be automatically admitted as a Substitute Member with respect to the interest in the Company transferred to such Member.  Any other transferee shall be admitted to the Company as a Substitute Member with the Management Rights of a Member only upon satisfaction of all of the following conditions:

(a)           A Majority of the Members consent to such admission, which consent may be given or arbitrarily withheld in the sole and absolute discretion of each Member;

(b)           The Assignee becomes a party to this Agreement as a Member by executing a counterpart signature page to this Agreement and executing such documents and instruments as the Manager may reasonably request as necessary or appropriate to confirm such Assignee as a Member in the Company and such Assignee’s agreement to be bound by the terms and conditions of this Agreement;

(c)           The Assignee pays or reimburses the Company for all reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the Assignee as a Member with respect to the interest Transferred; and

(d)           If the Assignee is not a natural person of legal majority, the Assignee provides the Company with evidence reasonably satisfactory to counsel for the Company of the authority of the Assignee to become a Member and to be bound by the terms and conditions of this Agreement.

9.6 Effect of Admission of Substitute Member.  A Substitute Member shall have, to the extent of the interest Transferred, the rights and powers, and be subject to the restrictions and liabilities, of a Member and shall be liable for any obligations of the Assignor to make Contributions but shall not be obligated for liabilities unknown to the Substitute Member at the time of becoming a Member and not ascertainable from the Articles.  Notwithstanding the admission of a Substitute Member, the Assignor shall not be released from any liability the Assignor may have to the Company.

9.7 Gramor Buyout Right; ROIC Option to Purchase.

(a) In the event of any Construction Loan Impasse, Gramor shall have the right but not the obligation to give a “Buyout Notice” to ROIC under this Section 9.7(a) electing to purchase either directly or through a designee, or to have the Company purchase and liquidate, all, but not less than all, of ROIC’s interest in the Company for an amount equal to all unreturned Contributions of ROIC to the Company plus all accrued and undistributed Preferential Return on Capital on such Contributions.  Any acquisition or liquidation under this Section 9.7(a) of the interest of ROIC shall be closed on the date specified by Gramor in a notice to ROIC that is within 60 days after Gramor’s delivery of the Buyout Notice by the payment or distribution to ROIC in cash of the Buyout Amount.  In connection with the purchase, if applicable, Gramor shall have obtained and shall deliver on the Closing Date a release of ROIC and any Affiliates from any guarantees provided by ROIC or its Affiliates in connection with the Project, in form and content reasonably satisfactory to Gramor and all affected Affiliates.

(b) ROIC shall have an option to purchase the interest in the Company of Gramor in accordance with this Section 9.7(b).  By notice given by ROIC to Gramor within 30 days after notice from Gramor to ROIC of the Stabilization of the Project, ROIC shall have the right to elect to purchase all but not less than all of the interest in the Company of Gramor in accordance with the following:

(i)           The option shall be exercisable for an amount (“Option Price”) equal to the amount that Gramor would receive upon a sale of the Project and accompanying dissolution and liquidation of the Company in accordance with Article 10 assuming a sale of all Company Property for an amount equal to the value of the Project determined by capitalizing the Scheduled Net Operating Income at a 7.75% capitalization rate.  Upon any notice of exercise of the option given by ROIC to Gramor, the Manager shall calculate the value of the Project in accordance with the foregoing and determine the Option Price in accordance with the methodology described above.  For purposes of such calculation, deductions or discounts sometimes taken into account for valuation purposes, including without limitation for lack of marketability, for minority interest, for prepayment penalties under the terms of any indebtedness and for brokerage commissions, shall not be taken into account in determining the Option Price but, if applicable, the Option Price shall be reduced by the amount of any deemed loan payable by Gramor under Section 5.2(b) as provided therein.  The term “Stabilization of the Project” shall mean the achievement by the Project of a 90% occupancy rate based on signed leases of the leasable square footage of the Project.  The term “Scheduled Net Operating Income” shall mean at the time calculated scheduled annual rents under signed leases and pro forma annual rents for unleased leaseable square footage in the Project (in each case ignoring any free rent periods) less 5% vacancy.  Upon any exercise of the option by notice given by ROIC, ROIC shall be bound to purchase and Gramor shall be bound to sell for the Option Price.

(ii)           The closing of a purchase pursuant to the option shall occur on a date that is not more than 30 days after the date of the determination of the Option Price in accordance with Section 9.7(b)(i) (“Closing Date”) and is specified by notice given by ROIC or, if ROIC has not specified such a date within 20 days after the date of determination of the Option Price, in a notice given by Gramor.

(iii)           At the closing on the Closing Date, ROIC or is designee shall pay Gramor the Option Price in cash and Gramor shall deliver an assignment, in form and content reasonably satisfactory to ROIC (or its designee), warranting to good and unencumbered title to the interest being transferred, subject only to the restrictions and provisions of this Agreement and if applicable, any liens on Gramor’s interest in the Company required to have been granted to lenders to the Company.  In connection with the purchase, ROIC shall have obtained and shall deliver on the Closing Date a release of Gramor and any Affiliates from any guarantees provided by Gramor or its Affiliates (including, if applicable, Barry Cain) in connection with the Project, in form and content reasonably satisfactory to Gramor and all affected Affiliates.  Gramor may choose to receive, in lieu of cash consideration, all or part of Gramor’s net proceeds in ROIC’s affiliate REIT, Retail Opportunity Investments Corp, ticker (ROIC).  In such event, ROIC shall, at Gramor’s sole cost and expense, prepare all necessary documents and otherwise cooperate with Gramor to enable such portion of the transaction contemplated by this Agreement to be consummated as a tax deferred UPREIT Exchange.  ROIC shall (i) refrain from taking any action that could impair the tax deferred status of the transaction contemplated by this Section 9.7(b)(iii) (the “Transaction”) for a period of five (5) years after closing and (ii) guaranty for a period of five (5) years after closing the tax free nature of the portion of the Transaction that Gramor elects to consummate as a tax deferred UPREIT Exchange.  The lock up period for the Operating Partnership Units involved in said portion of the Transaction shall be one (1) year from closing.  For all purposes with respect to the Transaction, the value of ROIC stock shall be the average daily market price for said stock between the effective date of the purchase and sale agreement and close of business of the New York Stock Exchange on the day before closing of the Transaction.  Gramor shall be solely responsible to pay any and all attorney fees and all other fees and costs incurred by ROIC and Gramor with respect to the preparation of the documents and additional steps necessary under this provision.  Since ROIC has no issuable warrants, it is understood that Gramor, at any time before or after the closing of this transaction, may purchase warrants on the open market for resale or retention for the purpose of exercising such warrants, or portion thereof at such time and under such conditions as are provided in such warrants.  Gramor shall, with ROIC’s guidance, comply with all applicable SEC and other regulations relating to such transactions and disclosure thereof.

9.8 Distributions and Allocations to Transferred Interests.  Upon any Transfer during any Fiscal Year made in compliance with the provisions of this Article 9, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the Assignor and the Assignee by taking into account their varying interests during such Fiscal Year in accordance with IRC § 706(d), using any conventions permitted by law and selected by the Company.  All distributions on or before the date of such Transfer shall be made to the Assignor and all distributions thereafter shall be made to the Assignee.  In furtherance and not in limitation of the foregoing, if Gramor’s interest is purchased by ROIC pursuant to the option provided for in Section 9.7(b), Gramor shall participate in all allocations and distributions to the Members through the Closing Date.

ARTICLE 10
DISSOLUTION AND WINDING UP

10.1 Exercise of Voting Rights.  Each Member may, in the sole discretion of such Member, vote as the Member sees fit with respect to any matter requiring a vote of the Members under this Agreement or the Act, including, without limitation, a dissolution of the Company.

10.2 Dissolution Events.  Notwithstanding that, pursuant to the Articles, the duration of the Company is perpetual, the Members intend and agree that the Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each, a ”Dissolution Event”):

(a)           Any sale of all or substantially all of the Company Property; or

(b)           The vote of a Majority of the Members to dissolve, wind up and liquidate the Company.

Notwithstanding anything in the Act to the contrary, to the maximum extent permitted by law, the Dissolution Events are the exclusive events that may cause the Company to dissolve, and the Company shall not dissolve prior to the occurrence of a Dissolution Event notwithstanding the occurrence of any event specified in the Act or any other event that might otherwise cause a dissolution.

10.3 Winding Up.  Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, satisfying the claims of its creditors and Members and liquidating or distributing its assets to the extent necessary therefor.  Neither the Manager nor any Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the orderly winding up of the Company’s business and affairs.  The Manager (or, if there is none then serving, a Majority of the Members, acting as Manager) shall oversee the winding up and dissolution of the Company, cause the Company Property to be distributed in kind or to be liquidated as promptly as is consistent with obtaining the fair value thereof and, subject to Section 10.4, cause the proceeds therefrom and any remaining Property, to the extent sufficient therefor, to be applied and distributed in the following order:

(a)           First, to the payment and discharge of all of the Company’s debts and liabilities to creditors, including any Member to the extent permitted under the Act;

(b)           Second, to the payment and discharge of any remaining debts or liabilities of the Company to any Member; and

(c)           Third, to the Members in accordance with positive balances in their Capital Accounts, after giving effect to all Contributions, distributions and allocations for all periods, in each case after the Capital Accounts have been adjusted as provided in Article 6 and no later than the earlier of (i) the end of the taxable year in which the date of the liquidation of the Company occurs or (ii) 90 days after the date of the liquidation of the Company.

The Manager or a Member that performs more than de minimis services in completing the winding up and termination of the Company pursuant to this Article 10 shall be entitled to receive reasonable compensation for the services performed.

10.4 Establishment of Trust or Reserves.  In the reasonable discretion of the Manager a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 10 may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager (or a Majority of the Members if there is no Manager then serving) in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 10.3; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amounts shall be distributed to the Members as soon as practicable.

10.5 Notices of Dissolution Event, etc.  If any Dissolution Event occurs, the Manager shall, within 30 days thereafter, provide notice thereof to each Member and take such other actions as the Manager determines to be necessary or appropriate.

ARTICLE 11
BOOKS, RECORDS AND ACCOUNTINGS

11.1 Books and Records.  At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company.  Records and accounts shall be kept on the accrual method of accounting.  The fiscal year of the Company shall be the calendar year.  At a minimum the Company shall keep at its principal place of business the following records:

(a)           A current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present;

(b)           A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)           Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d)           Copies of the Company’s currently effective written Operating Agreement and all amendments thereto, copies of any writings permitted or required under the Act and copies of any financial statements of the Company for the three most recent years;

(e)           Minutes of any meetings of the Members and any consents obtained from Members for actions taken without a meeting; and

(f)           To the extent not contained in this Agreement, a statement prepared and certified as accurate by the Manager that describes (i) the amount of cash and a description and statement of the agreed value of other Property or consideration contributed by each Member or that each Member has agreed to contribute in the future, (ii) the times at which or events on the occurrence of which any additional Contributions agreed to be made by each Member, if any, are to be made and (iii) if agreed upon, the time at which or the events upon which the Company is to be dissolved and its affairs wound up.

11.2 Reports.

(a) Within 45 days after the end of each Fiscal Year of the Company or as soon thereafter as is reasonably practicable, the Company shall furnish to each Member an annual report consisting of at least the following to the extent applicable:

(i)           A copy of the Company’s federal, state and local income tax return for that Fiscal Year;

(ii)           A set of audited financial statements for the Company for the Fiscal Year prepared in accordance with generally accepted accounting principles; drafts thereof shall be provided to ROIC for review within thirty (30) days of the end of each fiscal year; and

(iii)           Any additional information that the Members may require for the preparation of their individual federal and state income tax returns.

(b) Within 15 days after the end of each calendar month, the Company shall furnish to each Member a monthly and year-to-date balance sheet and profit and loss statement prepared in accordance with generally accepted accounting principles and a statement of changes in the Member’s capital accounts, a variance report comparing actual costs and revenues with budgeted costs and expenses and revenues on a category basis, along with a reasonably detailed explanation of all material with significant variances and all changes in any timetables related thereto, a leasing report that shall describe in reasonable detail all leasing efforts and leasing prospects, letters of intent and leases made, identified, or entered into during such period, a rent roll, a bank statement with reconciliations, if applicable, a calculation by Manager of the amount of Net Operating Cash flow for the preceding calendar year and a calculation by Manager of the anticipated distributions, if any, to Members pursuant to ARTICLE 7, including a calculation of the undistributed Preferential Return on Capital Amounts, if any, and any additional information that the Members may require as supporting schedules to the above.

(c) The Manager shall provide the Members with copies of construction progress reports delivered by the general contractor, at regular intervals, but in any event not less frequently than monthly,

(d) Within 15 days after the end of each calendar month, the Manager shall provide the Members with monthly status reports which shall include the following:  (a) an operating statement and report of financial condition of the Company for such period; (b) a variance report, comparing actual costs and expenses and revenues with budgeted costs and expenses and revenues on a category basis along with a reasonably detailed explanation of all material or significant variances and all changes in any time schedules relating thereto; (c) a leasing report, which shall describe in reasonable detail all leasing efforts and leasing prospects, letters of intent and leases made, identified or entered into during such period, and a current rent roll; (d) bank statements and bank reconciliations, (e) if applicable, a calculation by Manager of the amount of Net Operating Cash Flow for the preceding calendar month and a calculation by Manager of the respective distributions if any, to Members pursuant to ARTICLE 7, including a calculation of the undistributed Preferential Return on Capital amounts, if any, and (f) any additional information that the Members may require as supporting schedules to the foregoing.

(e) In addition, if the Company indemnifies or advances expenses to a Manager or Member in connection with a proceeding by or in the right of the Company, the Company shall report the indemnification or advance in writing to the Members.

(f) The Manager shall pay from gross cash proceeds from Company operations any taxes payable by the Company.

(g) The Manager will also provide to its Members any additional financial information and materials reasonably requested by the Members or their auditors.

11.3 Rights of Members; Inspection.  Each Member shall have the right to receive the reports and information required to be provided by the Act, the Articles or this Agreement. Upon reasonable request, each Member, and any authorized representative of any Member, shall have the right, during ordinary business hours, to inspect and copy, at the requesting Member’s expense, the books and records that the Company is required to maintain and keep by the Act, the Articles or this Agreement.

ARTICLE 12
ADOPTION AND AMENDMENT

This Agreement shall be adopted and be effective only upon execution by all of the Members shown as signatories hereto.  This Agreement and the Articles may be amended, restated or modified from time to time by a Majority of the Members then entitled to vote, consent to or otherwise decide any matter submitted to the Members, as determined pursuant to this Agreement; provided that any amendment that would change the number of managers of the Company shall require the affirmative vote of all Members then entitled to vote.  Subject to the foregoing, neither the Manager nor any Member shall have any vested rights under this Agreement that may not be modified from time to time through an amendment to this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1 Application of Oregon Law.  This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of Oregon, and specifically the Act, without regard to choice of law rules.

13.2 Construction.  Whenever required by the context in this Agreement, the singular number shall include the plural and vice versa, and any gender shall include the masculine, feminine and neuter genders.  The term “Member” when used in any provision relating to

Capital Accounts or any other tax or financial matter shall be deemed to include any Person having Economic Rights under this Agreement.

13.3 Counterparts; Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  Facsimile signatures of the parties on this Agreement or any amendment of this Agreement shall be deemed original signatures, and each Member or other party shall forward the original signed version of such document promptly following facsimile transmission.

13.4 Waiver of Partition.  Each Member specifically waives any direct or indirect right of partition such Member may have or may hereafter acquire that would enable such Member to cause any Company Property to be the subject of a suit for partition.

13.5 Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to effectuate the purposes of this Agreement or comply with any laws, rules or regulations applicable to the Company.

13.6 Headings.  The headings in this Agreement are inserted for convenience only and do not describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.7 Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives and permitted successors and assigns.

13.8 Notices and Consents, etc.  Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to which the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Manager’s, Member’s or Company’s address, as shown in the records of the Company.  Except as otherwise provided herein, any such notice shall be deemed to be given 5 Business Days after the date on which the same was deposited in the United States mails.

13.9 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.10 Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.11 Arbitration of Disputes.  Any action to enforce or interpret this Agreement, or to resolve disputes with respect to this Agreement as between:  the Company and a Member, or between or among the Members or between the Manager and Members or between the Company and the Manager, will be settled by arbitration in accordance with the rules of the Arbitration Services of Portland.  Any party may commence arbitration by sending a written demand for arbitration to the other parties.  Such demand will set forth the nature of the matter to be resolved by arbitration.  The arbitration will be in Portland, Oregon.  The substantive law of the State of Oregon will be applied by the arbitrator to the resolution of the dispute.  The parties will share equally all costs of arbitration.  The prevailing party will be entitled to reimbursement of attorney fees, costs and expenses incurred in connection with the arbitration.  All decisions of the arbitrator will be final, binding and conclusive on all parties.  Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.  The arbitrator (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitrator’s decision.

13.12 Entire Agreement.  The Articles, this Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties as to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to in such documents.  This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the Members have executed this Agreement effective as of the date first set forth above.

Members:	GRAMOR WILSONVILLE OTS LLC,
an Oregon limited liability company

By: Gramor Investments, Inc.,
an Oregon corporation

By /s/ Barry A. Cain
Barry A. Cain, President

ROIC OREGON, LLC

By /s/ Stuart A. Tanz
[Name/Title]
Stuart A. Tanz
CEO

Manager Acknowledged and Appointment Accepted:

GRAMOR WILSONVILLE OTS LLC,
an Oregon limited liability company

By:  Gramor Investments, Inc.,
an Oregon corporation

By  /s/ Barry A. Cain
Barry A. Cain, President

TABLE OF DEFINITIONS

Schedule A

Scheduled Net Operating Income	vi
Stabilization of the Project	vi
Substitute Member	vi
Transfer	vi
Regulation	vii

DEFINITIONS

The following terms used in the foregoing Operating Agreement shall have the following meanings (unless otherwise expressly provided therein):

“Act” shall mean the Oregon Limited Liability Company Act, as amended from time to time.

“Additional Contributions” shall have the meaning set forth in Section 5.1(c).

“Additional Member” shall mean a Member, other than a Substitute Member, that has acquired both Economic Rights and Management Rights from the Company after the date of this Agreement.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)           The Capital Account shall be increased by any amounts such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentences of Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           The Capital Account shall be decreased by the items described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the terms “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Agreement” shall mean this Operating Agreement, as amended or restated from time to time.

“Approved Budget” means either the Development Budget or the Operating Budget or any other budget or budget amendment approved pursuant to this Agreement (also collectively, as “Approved Budgets”).

Schedule A

“Articles” shall mean the Articles of Organization of the Company previously filed with the Secretary of State of Oregon, as amended or restated from time to time.

“Assignee” shall mean an Owner of Economic Rights that has not been admitted as a Substitute Member, including an owner of Economic Rights pursuant to a Transfer permitted under Article 9 or an owner of Economic Rights of a Member whose membership in the Company has been terminated under the Act or this Agreement.

“Assignor” shall mean a Person that either voluntarily or involuntarily Transfers an interest in the Company.

“Business Day” shall mean any day other than Saturday, Sunday or any legal holiday on which banks in Portland, Oregon are closed.

“Buyout Notice” shall have the meaning set forth in Section 9.7(a).

“Capital Account” shall mean the account maintained with respect to a Member in accordance with Section 5.4.

“Cause” shall have the meaning set forth in Section 2.12.

“Closing Date” shall have the meaning set forth in Section 9.7(b)(ii).

“Company” shall mean the Oregon limited liability company governed by this Agreement.

“Company Minimum Gain” shall mean the same as “partnership minimum gain” as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Company Property” shall mean any Property owned by the Company.

“Construction Loan Impasse” shall have the meaning set forth in Section 2.2(c).

“Contribution” shall mean, with respect to any Member, the amount of all cash and the Gross Asset Value of all other Property contributed by such Member to the capital of the Company pursuant to this Agreement, net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to pursuant to IRC § 752.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as

Schedule A

the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

“Development Agreement” shall have the meaning set forth in Section 2.3.

“Development Budget” shall mean the budget for the development of the Project attached as Exhibit C.

“Dissolution Event” shall mean any of the events described in Section 10.2.

“Distributed but Unmatched Preferential Return” shall have the meaning set forth in Section 6.1(a).

“Economic Rights” shall mean a Member’s share of the Profits, Losses or any other items allocable to any period and distributions of Company Property pursuant to the Articles and this Agreement but shall not include any Management Rights.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be determined pursuant to IRC § 706.

“Gramor” shall mean Gramor Wilsonville OTS LLC, an Oregon limited liability company.

“Gross Asset Value” shall mean with respect to any asset that asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Manager;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times:

(i)           The acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution;

(ii)           The distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and

Schedule A
(iii)           The liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g);

provided, however, that adjustments pursuant to clauses (i) and (ii) of this definition shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative Economic Rights of the Members;

(c)           The Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

(d)           The Gross Asset Values of assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to IRC § 734(b) or IRC § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.  Notwithstanding any provision of the Articles or the Act apparently to the contrary, ORS 63.185(4) shall not apply in the event an additional or substitute Member is admitted to the Company.

“Initial Contributions” shall have the meaning set forth in Section 5.1(b).

“Invested Capital” shall mean for each Member the sum of the aggregate Contributions made by the Member (other than any Contribution deemed made by a defaulting Member under Section 5.2(b)), less the total cash distributions made to the Member under Sections 7.1(a)(iii), 7.1(b)(iii), and 7.1(b)(iv) in return of such Member’s Contributions.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Major Decisions” shall have the meaning set forth in Section 2.5.

“Majority of the Members” shall mean, at any time, the Member or Members (including any proxy holder acting on behalf of a Member) holding more than 50 percent of the

Schedule A
votes held by Members then entitled to vote, consent to or otherwise decide any matter submitted to the Members.

“Management Rights” shall mean the right of a Member to participate in the management of the Company, including rights to information and to consent or approve actions of the Members.

“Manager” shall mean the Person appointed as the Manager pursuant to the terms of this Agreement.

“Member” shall mean each Member identified on Exhibit A as a Member and any Person that may hereafter become an Additional or Substitute Member, but only for so long as such Member is a Member under the terms of this Agreement, and, solely for purposes of Economic Rights, shall also have the meaning set forth in Section 13.2.

“Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations for “partner nonrecourse debt”.

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations for “partner nonrecourse deductions”.

“Net Cash From Sales or Refinancings” shall mean the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Company Property, less any portion thereof used to establish reserves, all as determined by the Manager, and shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Company Property.

“Net Operating Cash Flow” shall mean the gross cash proceeds from Company operations (including sales and dispositions of Company Property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Manager.  The foregoing shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition or of the definition of Net Cash From Sales or Refinancings.

v

Schedule A

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Option Price” shall have the meaning set forth in Section 9.7(b)(i).

“Operating Budget” shall mean the budget for the day to day operations of the Project upon completion of construction and issuance of a final certificate of occupancy for the Project.

“Percentage Interest” shall mean the percentage interest for each Member set forth opposite the name of such Member on Exhibit A unless and until (a) adjusted by agreement of all affected Members, (b) adjusted in accordance with Section 8.1 if applicable or (c) in respect of any Member, reduced or increased by reason of any Transfer permitted under this Agreement.

“Person” shall mean any natural person or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of each such Person where the context so permits.

“Preferential Return on Capital” shall mean a cumulative, annually compounding,  preferential return on Invested Capital of a Member equal to nine percent (9%) per annum.

“Profits” and “Losses” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with IRC § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to IRC § 703(a)(1) shall be included in taxable income or loss) after any allocation of gross income in accordance with Section 6.1(a), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in IRC § 705(a)(2)(B) or treated as IRC § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)           If the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

Schedule A

(d)           Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC § 734(b) or IRC § 743(b) is required pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Economic Rights, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)           Notwithstanding any other provision in any clause of this definition, any items that are specially allocated pursuant to IRC § 704(b) (which shall be allocated by applying rules analogous to those set forth in clauses (a) through (f) of this definition) shall not be taken into account in computing Profits or Losses.

“Project” shall have the meaning set forth in Section 1.2.

“Property” shall mean any property, real or personal, tangible or intangible, including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Purchase Agreement” shall have the meaning set forth in Section 1.2.

“Regulation(s)” shall mean proposed, temporary and final federal tax regulations in effect as of the date the Articles were filed and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“ROIC” means ROIC Oregon, LLC.

“Scheduled Net Operating Income” shall have the meaning set forth in Section 9.7(b)(i).

“Seller” shall have the meaning set forth in Section 1.2.

“Stabilization of the Project” shall have the meaning set forth in Section 9.7(b)(i).

Schedule A

“Substitute Member” shall mean an owner of Economic Rights admitted to all rights of membership in the Company and thereby the holder of all Management Rights of a Member.

“Transfer” shall mean with respect to any interest in the Company, as a noun, any voluntary or involuntary assignment, sale or other transfer or disposition of such interest and, as a verb, voluntarily or involuntarily to assign, sell or otherwise transfer or dispose of such interest.  Pursuant to the Act, a “transfer” shall not include a pledge or the granting of a security interest, lien or other encumbrance in or against, any interest in the Company.

EXHIBIT A

MEMBERS, INITIAL CAPITAL ACCOUNTS AND PERCENTAGE INTERESTS

Members	Beginning Contributions	Initial Capital Accounts	Percentage Interests	Number of Votes
Gramor Wilsonville OTS LLC	$42,542.28	$42,542.28	50%	50
ROIC Oregon, LLC	$808,303.23	$808,303.23	50%	50

EXHIBIT B

DEVELOPMENT AGREEMENT

EXHIBIT C

DEVELOPMENT BUDGET

WILSONVILLE OLD TOWN SQUARE
COST PROFORMA
July 2010

LAND
total site	251,622	sf	13.93	/sf	3,506,000
TOTAL LAND	251,622	sf	13.93	/sf	3,506,000

HARD COST CONSTRUCTION
fred meyer	0	sf	0.00	/sf	0
retail b-shell	6,445	sf	92.82	/sf	600,000
retail -b ti	6,445	sf	40.00	/sf	260,000
retail c - shell	10,153	sf	104.45	/sf	1,060,000
retail c - ti	10,153	sf	40.00	/sf	410,000
retail d1 - shell	5,319	sf	104.40	/sf	560,000
retail d1 - ti	5,319	sf	40.00	/sf	210,000
retail d2 - shell	5,416	sf	109.80	/sf	590,000
retail d2 - ti	5,416	sf	40.00	/sf	220,000
retail e - shell	10,508	sf	83.29	/sf	880,000
retail e - ti	10,508	sf	40.00	/sf	420,000
retail f - shell (restaurant)	4,968	sf	106.82	/sf	530,000
retail f - ti	4,968	sf	100.00	/sf	500,000
retail j - shell	7,000	sf	85.00	/sf	600,000
retail j - ti	7,000	sf	40.00	/sf	280,000
existing church renovation	1,281	sf	156.13	/sf	200,000
sitework - retail	201,524	sf	12.13	/sf	2,444,000
off sitework (frontage +Bailey)	32.6% of $2.7 mil +$110,000				990,200
contingency excluding reimburse lines			5.00%		366,000
TOTAL HARD COSTS					$11,120,000

SOFT COSTS
architect- building					600,000
landscape architect					15,000
civil					20,000
survey					17,000
environmental testing					13,000
construction testing/soils					45,000
appraisal					12,000
lender's inspection					5,000
legal					50,000
development/building fees (includes rest)					250,600
traffic impact fee (includes, restaurants)					1,050,000
marketing					30,000

title insurance/closing costs		20,000
taxes		28,000
insurance		15,000
project mgmt 4% of total cost		700,000
off-site interest payment		9,750
leasing commission		0
soft cost contingency	5%	110,000
TOTAL SOFT COSTS		$2,990,000

FINANCING
fees-construction	1.00	140,000
fees-permanent	1.00	150,000
loan interest	7.00%	750,000
TOTAL FINANCING		$1,040,000

TOTAL COSTS		$18,660,000

-ii-

EXHIBIT D

PROPERTY MANAGEMENT AGREEMENT

EXHIBIT E

PURCHASE AGREEMENT

SCHEDULE 5.1(a)

GRAMOR REPRESENTATIONS & WARRANTIES

In connection with Gramor’s execution and delivery of this Agreement, Gramor is assigning its right to purchase the real estate pursuant to the Purchase Agreement.  Gramor has conducted the due diligence on the real estate to be acquired for the Project and represents and warrants that the statements set forth on this Schedule 5.1(a) are true and correct as of the date of this Agreement and will be true and correct as of the closing date for the acquisition of the real property pursuant to the terms of the Purchase Agreement.

1.	The costs and expenses set forth on Schedule 5.1(b) are the actual costs and expenses without mark-up and are true and correct and relate solely to the development of the Project.

2.
The Company has no other members and has conducted its business since March 9, 2010, in accordance with all applicable law.  The Company and the Manager have disclosed all material agreements, encumbrances and all other information that a purchaser or investor would consider material in determining whether to invest in the Company.

3.
The Company and its Manager have conducted all of the due diligence on the acquisition of the real estate pursuant to the terms of the Purchase Agreement and as such represent and warrant to Company’s and Manager’s current actual knowledge that the Property (as defined in the Purchase Agreement)

a.
suits the needs for the intended development, including but not limited to all zoning and other laws and regulations, the property has all available access to public streets, utilities and infrastructure and is economically viable for its intended use;

b.	is free from all environmental contamination and hazardous materials;
c.	has procured a survey sufficient for the issuance of an ALTA extended coverage owner’s policy of title insurance without boundary, encroachment or survey exceptions;
d.	is free from all encumbrances and defects of title and will be transferred by warranty deed subject only to the permitted encumbrances approved by Company; and
e.	is not subject to any claim or pending litigation;

SCHEDULE 5.1(b)
OUT OF POCKET COSTS
AND EXPENSES INCURRED BY GRAMOR

Invoices thru - 07/14/10

Ctrl# and Expense Category	Amount

710000 Land	518,370.36

740000 Architect	273,680.42

741000 Legal Fees	29,459.65

741500 Environmental Testing	5,299.50

742000 Soils Tests	4,900.00

743500 Permits	17,499.67

745000 Marketing/Operating Costs	1,285.91

747500 Title Ins & Closing Costs	350.00

Total Costs:	$850,845.51

Reimbursement amount of 95%	$808,303.23

SCHEDULE 5.1(b)
OUT OF POCKET COSTS AND EXPENSES INCURRED BY GRAMOR

Invoices thru - 07/14/10
	Invoice	Invoice				Expense		Check	Check
Ctrl#	Number	Date	Job	Property	Payee	Account	Amount	Number	Date	Description

710000 Land
P-131841	110352_1209	12/8/09	1103-52	1103-52	11fredme	18100	500,000.00	10522	12/11/09	Earnest Money Deposit
P-137658	71410	7/14/10	1103-52	1103-52	oliva	18100	18,370.36			Interest on Earnest
							518,370.36

740000 Architect
P-112419	118580	2/26/08	1103-52	1103-52	11groupm	18500	690.00	10445	4/24/08	2080070
P-113422	118997	4/1/08	1103-52	1103-52	11groupm	18500	6,910.00	10445	4/24/08	2080070.00 Schematic
P-114993	119398	4/30/08	1103-52	1103-52	11groupm	18500	17,843.33	10456	6/3/08	2080070.00 Schematic
P-116047	119805	5/28/08	1103-52	1103-52	11groupm	18500	34,301.79	10477	9/22/08	2080070.00 Schematic
P-117454	120228	7/2/08	1103-52	1103-52	11groupm	18500	29,237.80	10485	10/14/08	2080070.00 Schematic
P-117465	1000454	8/12/08	1103-52	1103-52	11groupm	18500	160.07	10492	12/18/08	2080070.00 Schematic
P-118611	1000732	9/3/08	1103-52	1103-52	11groupm	18500	36,929.44	10492	12/18/08	2080070.00 Schematic
P-119291	1001227	10/6/08	1103-52	1103-52	11groupm	18500	14,463.40	10502	2/25/09	2080070 Schem design
P-120578	1001566	11/4/08	1103-52	1103-52	11groupm	18500	31,823.92	10509	5/1/09	2080070.00 Prof svcs
P-122195	1001985	12/8/08	1103-52	1103-52	11groupm	18500	5,830.91	10509	5/1/09	2080070.00 Design Rev
P-122196	1002295	1/13/09	1103-52	1103-52	11groupm	18500	3,566.40	10516	6/19/09	2080070.00 Schem
P-122197	105733	12/4/08	1103-52	1103-52	11fordg	18500	97.27	10501	2/25/09	Copies
P-123148	1002738	2/3/09	1103-52	1103-52	11groupm	18500	2,064.78	10516	6/19/09	2080070.00 Prof svcs
P-124674	1003058	3/3/09	1103-52	1103-52	11groupm	18500	995.00	10516	6/19/09	2080070.01 Site pricing
P-127582	3314894	6/25/09	1103-52	1103-52	11fordg	18500	16.00	10518	8/14/09	Copies
P-129306	3373330	8/14/09	1103-52	1103-52	11fordg	18500	321.54	10523	12/18/09	Copies

P-130178	1006188	10/2/09	1103-52	1103-52	11groupm	18500	3,571.71	10525	12/18/09	2080070.02 Prof svcs
P-131441	1006489	11/3/09	1103-52	1103-52	11groupm	18500	1,345.00	10537	3/23/10	2080070.02 Prof svcs
P-131828	3491704	12/7/09	1103-52	1103-52	11fordg	18500	16.00	10536	3/23/10	Copies
P-132203	1006960	12/8/09	1103-52	1103-52	11groupm	18500	583.10	10537	3/23/10	2080070.02 Prof svcs
P-135608	1008595	4/6/10	1103-52	1103-52	11groupm	18500	82,912.96	10558	6/1/10	2080070.03 prof svcs
							273,680.42

741000 Legal Fees
P-124672	3365872	2/19/09	1103-52	1103-52	11stoelr	18500	2,212.00	10517	6/19/09	Legal fees
P-124673	3369315	3/11/09	1103-52	1103-52	11stoelr	18500	513.50	10517	6/19/09	Legal fees
P-126146	3381573	5/12/09	1103-52	1103-52	11stoelr	18500	39.50	10519	8/14/09	Legal fees
P-126147	3375578	4/22/09	1103-52	1103-52	11stoelr	18500	1,728.50	10519	8/14/09	Legal fees
P-127065	3387863	6/9/09	1103-52	1103-52	11stoelr	18500	2,567.50	10527	12/18/09	Legal fees
P-127583	3393799	7/8/09	1103-52	1103-52	11stoelr	18500	395.00	10527	12/18/09	Legal fees
P-129305	3399897	8/10/09	1103-52	1103-52	11stoelr	18500	1,422.00	10527	12/18/09	Legal fees
P-129537	3407498	9/15/09	1103-52	1103-52	11stoelr	18500	1,264.00	10527	12/18/09	Legal fees
P-130174	3411430	10/6/09	1103-52	1103-52	11stoelr	18500	1,316.00	10532	2/17/10	Legal fees
P-131442	3417339	11/5/09	1103-52	1103-52	11stoelr	18500	2,115.00	10539	3/23/10	Legal fees
P-132204	3423732	12/7/09	1103-52	1103-52	11stoelr	18500	1,739.00	10539	3/23/10	Legal fees
P-133026	3430506	1/12/10	1103-52	1103-52	11stoelr	18500	4,845.00	10549	4/29/10	Legal fees
P-133839	3435962	2/4/10	1103-52	1103-52	11stoelr	18500	2,380.00	10554	6/1/10	Legal fees
P-134641	3441943	3/8/10	1103-52	1103-52	11stoelr	18500	552.50	10554	6/1/10	Legal fees
P-135434	40037	3/31/10	1103-52	1103-52	11ssgray	18500	672.60	10548	4/29/10	Legal fees
P-135837	3448114	4/8/10	1103-52	1103-52	11stoelr	18500	1,785.00			Legal fees
P-136364	3454283	5/11/10	1103-52	1103-52	11stoelr	18500	2,252.50			Legal fees
P-136690	4178337	5/19/10	1103-52	1103-52	11perki	18500	1,660.05			Legal fees
							29,459.65

741500 Environmental Testing
P-125158	20150	4/6/09	1103-52	1103-52	11geodes	18500	2,220.00	10515	6/19/09	GRAMORDEV-3-01 Prof
P-126148	20356	5/4/09	1103-52	1103-52	11geodes	18500	2,576.50	10515	6/19/09	Fred Meyer Site svcs

ii

P-133055	21407	10/8/09	1103-52	1103-52	11geodes	18500	503.00	10529	1/27/10	GRAMORDEV-3-01 Sept
							5,299.50

742000 Soils Tests
P-112420	91411	2/15/08	1103-52	1103-52	11geo	18500	4,900.00	10444	4/24/08	1.12E+08
							4,900.00

743500 Permits
P-102816	103153	4/27/07	1103-52	1103-52	11fordg	18500	23.12	10371	6/26/07	Copies to Ankrom Moisan
P-131079	160_1109	11/18/09	1103-52	1103-52	citywils	18500	160.00	10521	11/19/09	Class 1 Bldg C & G
P-136046	560_0510	5/10/10	1103-52	1103-52	citywils	18500	560.00	10552	5/11/10	Bldg F Class II App Fee
P-137299	1675655_0610	6/18/10	1103-52	1103-52	citywils	18500	16,756.55	10561	6/18/10	Bldg permit plan rev fees
							17,499.67

745000 Marketing/Operating Costs
P-117302	2158_0708	8/7/08	1103-52	1103-52	11bankca	18500	2.95	10463	8/14/08	4.89E+15
P-117317	Copier_1103	8/11/08	1103-52	1103-52	11gdi	18500	255.00	10484	10/14/08	Copies
P-123109	2969893	2/12/09	1103-52	1103-52	11fordg	18500	19.31	10513	6/19/09	Copies Fred Meyer
P-125577	Copier_0509	5/8/09	1103-52	1103-52	11gdi	18500	139.50	10514	6/19/09	Copies Enviro Phs 1
P-128353	Copier_0809	8/18/09	1103-52	1103-52	11gdi	18500	180.00	10524	12/18/09	Copies mktg brochures
P-129220	1523	8/31/09	1103-52	1103-52	11rivcit	18500	75.33	10526	12/18/09	August
P-132469	2132	12/31/09	1103-52	1103-52	11rivcit	18500	16.20	10538	3/23/10	December
P-133378	585412-94_0210	2/2/10	1103-52	1103-52	1128740	18500	50.00	10530	2/4/10	585412-94 Wilsonville
P-133579	971E68060	2/6/10	1103-52	1103-52	11united	18500	100.60	10531	2/11/10	January
P-133844	51054	1/31/10	1103-52	1103-52	11intcal	18500	67.81	10535	2/25/10	Conf calls
P-134004	2417	2/28/10	1103-52	1103-52	11rivcit	18500	20.25	10538	3/23/10	February
P-135145	2575	3/31/10	1103-52	1103-52	11rivcit	18500	16.20	10547	4/29/10	March
P-135308	971E68140	4/3/10	1103-52	1103-52	11united	18500	20.21	10545	4/8/10	971E68 March

iii

P-135567	1740108343	3/31/10	1103-52	1103-52	11intcal	18500	103.57	10546	4/22/10	Conf calls 484825
P-136495	Copier_0510	5/19/10	1103-52	1103-52	11gdi	18500	135.00			ICSC Brochures
P-136900	971E68230	6/5/10	1103-52	1103-52	11united	18500	83.98	10559	6/9/10	971E68 May
							1,285.91

747500 Title Ins & Closing Costs
P-124892	467791	4/10/09	1103-52	1103-52	11chitit	18500	350.00	10512	6/19/09	50-yr title srch envir lev
							350.00

Total Costs:							$850,845.51

Reimbursement amount of 95%							$808,303.23

 iv